Exhibit 99.1
News Release

For Immediate Release: March 26, 2020

H&R Block provides an update on the impact from the novel coronavirus (COVID-19)

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) today provided the following business update amidst the rapidly evolving novel coronavirus (COVID-19) situation.

“The coronavirus pandemic is changing every aspect of our lives,” said Jeff Jones, H&R Block’s president and chief executive officer. “We have implemented new benefits to help our large seasonal workforce and have made significant changes in how we operate which will continue to evolve during this volatile time.”

Drop Off and Remote Expertise as Primary Means to Help Clients

With the economic impact of the pandemic being felt across America, H&R Block remains committed to helping people gain access to their refunds while shifting how we operate to help promote the safety and wellbeing of associates and clients. While we continue to provide a reduced number of in-person appointments, we are shifting to be primarily drop off, or drop off only, across our locations nationwide. We are also encouraging clients to use our virtual Tax Pro GoSM service and DIY offerings, including live help through Online AssistSM.

As a professional service provider with a highly seasonal workforce, the wellbeing of our associates is of great importance. We have implemented benefits to support tax professionals and hourly workers if they are unable to work or are impacted by coronavirus. Additionally, we have increased office cleanings, taken additional steps to help ensure cleaning supplies are available, regularly reminded associates of the need to follow CDC guidelines and practice social distancing, prohibited air travel, implemented work-from-home where feasible, and established resource pages on our associate portal which are updated regularly.

Business Performance Update

In the early part of the tax season, we were seeing positive impacts from our strategic objectives to digitally enable every aspect of our business. Due to the coronavirus pandemic, however, the majority of the country is under stay-at-home orders, and various restrictions are in place in multiple municipalities, counties, and states that are limiting our ability to operate. In addition, the federal filing deadline has been extended to July 15 and certain states have extended, or are considering extending, their respective filing deadlines. With approximately one-third of our typical tax season volume remaining in Assisted and DIY, it is difficult to predict how tax filer behavior may change, and correspondingly, what the impact may be on the company’s performance. Given the delayed tax season, we are not planning to provide a tax season volume update until our fiscal 2020 earnings release in June. In addition, small business owners are being impacted by the pandemic which will likely result in lower volume through Wave’s payments platform.

Balance Sheet and Liquidity Update

In order to strengthen our liquidity and ensure maximum flexibility, today we drew the full amount of our $2.0 billion revolving credit facility, which as of March 25, 2020 was undrawn. Combined with the cash we have accumulated to-date, we now have a cash position in excess of $2.6 billion1. We are also evaluating all discreti

[1]	Amount represents unrestricted cash balances. All amounts in this release are unaudited.

onary spending, including capital expenditures, and have not repurchased any shares during our fiscal fourth quarter.

“Maintaining adequate liquidity has always been a top financial priority, which is why we have the credit facility in place, and regularly draw on the line to fund operations outside of the tax season,” said Jones. “We believe the steps we are taking will allow us to adequately cover anticipated cash requirements through the start of the fiscal 2021 tax season.”

About H&R Block

H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation, financial services and small business solutions. The company is disrupting the tax industry by providing consumers price transparency and with digital platforms such as Tax Pro GoSM. H&R Block believes the best solutions blend digital capabilities with human expertise and care. For more information visit hrblock.com/news and follow @HRBlockNews.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "may," "expects," “will,” “believes,” “expects,” “anticipates” or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They include the expected impact of the coronavirus (COVID-19) emergency, including, without limitation, the impact on economic and financial markets, the Company's capital resources and financial condition, the expected use of proceeds under the Company's revolving credit facility, future expenditures, potential regulatory actions, such as extensions of tax filing deadlines or other related relief, changes in consumer behaviors and modifications to the Company's operations relating thereto. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2019 in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at http://investors.hrblock.com.

For Further Information

Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Susan Waldron, (816) 854-5522, susan.waldron@hrblock.com

[1]	Amount represents unrestricted cash balances. All amounts in this release are unaudited.